Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 11, 2025 relating to the financial statements of Summit Midstream Corporation and the effectiveness of Summit Midstream Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Summit Midstream Corporation for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

March 24, 2025